Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K/A
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): April 30, 2007

Diamond I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-19961	01-0623010
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8733 Siegen Lane, Suite 309, Baton Rouge, LA 70810
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (225) 341-4004

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Form 8-K/A
Diamond I, Inc.
Item 4.01.	Change in Registrant's Certifying Accountant.
Malone & Bailey, P.C. was dismissed on April 30, 2007, as Diamond I, Inc.’s independent auditors. Malone & Bailey, P.C.’s report dated April 16, 2007, on Diamond I, Inc.’s balance sheet of as of December 31, 2006, and the related consolidated statements of revenues and expenses, shareholders’ equity, and cash flows for the two years then ended and for the period from June 17, 2003 (Inception) through December 31, 2006, contained a going concern opinion, but did not contain any other adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

In connection with the audit of Diamond I, Inc.'s financial statements, there were no disagreements with Malone & Bailey, P.C. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey, P.C. would have caused Malone & Bailey, P.C. to make reference to the matter in their report. Diamond I, Inc. has requested Malone & Bailey, P.C. to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated May 31, 2007, is filed as Exhibit 16.1 to this Current Report on Form 8-K/A. Diamond I, Inc.’s new accountant, Farmer, Fuqua & Huff, P.C., was engaged on April 30, 2007, as Diamond I, Inc.'s principal accountant to audit the financial statements of Diamond I, Inc. The decision to change accountants was approved by the Audit Committee of the Board of Directors and the full Board of Directors of Diamond I, Inc.

During the period ended December 31, 2006, and subsequent to December 31, 2006, through the date hereof, neither Diamond I, Inc. nor anyone on its behalf consulted with Farmer, Fuqua & Huff, P.C. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Diamond I, Inc.'s financial statements, nor has Farmer, Fuqua & Huff, P.C. provided to Diamond I, Inc. a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with Diamond I, Inc.'s former accountant, Malone & Bailey, P.C.

Diamond I, Inc. has requested that Farmer, Fuqua & Huff, P.C. review the disclosure contained in this Current Report on Form 8-K and has provided Farmer, Fuqua & Huff, P.C. the opportunity to furnish Diamond I, Inc. with a letter addressed to the Commission containing any new information, clarification of Diamond I, Inc.'s expression of its views, or the respects in which Farmer, Fuqua & Huff, P.C. does not agree with the statements made by Diamond I, Inc. herein. Farmer, Fuqua & Huff, P.C. has advised Diamond I, Inc. that no such letter need be issued.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits:
Exhibit No.	Description
16.1	Letter from Malone & Bailey, PC regarding change in certifying accountant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

Dated: May 31, 2007.	DIAMOND I, INC.

By:	/s/ DAVID LOFLIN
David Loflin, President